Exhibit 10.2
FIRST AMENDMENT TO
AMENDED AND RESTATED
PROMOTIONAL AGREEMENT BETWEEN
MARRIOTT REWARDS, INC. AND
SKYMALL VENTURES, INC.
EFFECTIVE JANUARY 1, 2007

This Amendment is entered into as of this 3 day of April 2008 by and between MARRIOTT REWARDS, LLC ("Marriott Rewards") and SKYMALL VENTURES, INC. ("SkyMall").

Recitals

1. Marriott Rewards and SkyMall entered into that certain Amended and Restated Promotional Agreement (the "Promotional Agreement") effective as of January 1, 2007; and

2. Marriott Rewards and SkyMall desire to amend the terms of the Promotional Agreement to provide for the establishment of the "Customize Your Rewards Program”, as defined below.

Agreement

Marriott Rewards and SkyMall hereby agree as follows:

1. Definitions. Unless otherwise defined herein, all capitalized terms in this Amendment will have the meaning given to them in the Promotional Agreement.

2. Amendments to Promotional Agreement. The Promotional Agreement is hereby amended as set forth below:

(a) Delete the second Recital, and insert the following two new recitals in lieu thereof:

"WHEREAS, SkyMall produces catalogs and a web site that allow customers to shop from "best-of-the-best" merchandise (together with the merchandise and tickets in the next premise clause called, "Merchandise") from a variety of vendors throughout the world that create a highly personalized "one-to-one" shopping experience; and

"WHEREAS, SkyMall has agreed to manage a new "Customize Your Rewards Program" offering Merchandise, including, without limitation, tickets for events, customized for Marriott Rewards Members' preferences and tastes, as more fully set forth in Schedule A, as amended."

(b) In Section 5.D., immediately after the phrase "merchandise program", insert the phrase "and Customize Your Rewards Program".

(c) Insert immediately after Section 6, a new Section 6A:

"6A. INSURANCE.

A.	SkyMall shall carry and maintain at its own cost and expense the following:

i.
Workers' Compensation Insurance that complies with the applicable workers' compensation laws governing SkyMall and all employees, subcontractors, and agents working for SkyMall and employers liability insurance for not less than five hundred thousand ($500,000) per accident.

ii.
Commercial General Liability Insurance with a combined single limit of not less than five million dollars ($5,000,000) each occurrence, including personal and bodily injury liability, broad form property damage liability, blanket contractual liability and worldwide jurisdiction coverages. Such insurance shall name Marriott International, Inc. and Marriott Rewards as additional insureds.

iii.
Automobile Liability Insurance including all owned, non-owned, and hired vehicles used in conjunction with the Services provided by SkyMall hereunder for bodily injury or property damage with combined single limit of not less than one million dollars ($1,000,000) each occurrence. Such insurance shall name Marriott International, Inc. and Marriott Rewards as additional insureds.

B.
All policies shall be specifically endorsed to provide that the coverages obtained by virtue of this Agreement will be primary and that any insurance carried by Marriott Rewards shall be excess and noncontributory and shall contain a waiver of recovery and subrogation in favor of said entities. All policies shall be specifically endorsed to provide that such coverage shall not be canceled or materially changed without at least thirty (30) days' prior written notice to Marriott Rewards, SkyMall shall deliver certificates of insurance (and, if requested by Marriott Rewards, original copies of the above policies) which evidence the required coverages, and any renewals thereof prior to the policy expiration to Marriott Rewards. No later than ten (10) days after the execution of the First Amendment to this Agreement, a certificate of insurance in form and substance acceptable to Marriott Rewards evidencing the required insurance and additional insured endorsement shall be delivered to Marriott Rewards."

(d)           Insert immediately after Section K of Exhibit A the following Section K-A:

"K-A. Additional Services commencing in 2008.

1. Commencing on March 31, 2008, SkyMall agrees to provide the following services to Marriott Rewards in connection with a customized benefit program for Elite level members of Marriott Rewards, whereby SkyMall will offer Marriott Rewards members Merchandise, including, without limitation tickets for various sports and entertainment events (the "Customize Your Rewards Program").

a.	Manage all services related to the Customize Your Rewards Program.

b.
Provide a dedicated toll-free number for the Customize Your Rewards Program that automatically routes callers to SkyMall's agents, who will each be trained to provide prompt, friendly and professional support for the Customize Your Rewards Program.

c.	Provide a customized website with the ability for Marriott Reward members to electronically redeem Marriott Rewards points for the Customize Your Rewards Program Merchandise.

d.
Provide market and other research and analysis to Marriott Rewards to assist in determining the best sources and the most probable and relevant types of Merchandise requested for the Customize Your Rewards Program.

e.
Provide to Marriott Rewards members wishing to consider or redeem Marriott Rewards points under the Customize Your Rewards Program, the cost of the Merchandise, including sports and entertainment tickets offered in Marriott Rewards points calculated based on a conversion chart provided by Marriott Rewards.

f.	Develop a marketing plan with Marriott Rewards to launch the Customize Your Rewards Program.

g.	Provide "best in class" pricing for all Customize Your Rewards Program Merchandise, including tickets for sports and entertainment events, offered to or redeemed by Marriott Rewards members.

h.	Provide monthly reporting of redemption history, pricing and operations of the Customize Your Rewards Program in detail and organized as reasonably required by Marriott Rewards.

i.	[**]

2. SkyMall agrees that the Customize Your Rewards Program, all terms and conditions, all merchandise promotion and know-how related to the Customize Your Rewards and all trademarks, tradenames and trade dress used in connection therewith are and will remain the property of Marriott Rewards and that SkyMall will do nothing in derogation of Marriott Rewards' property rights therein.

3. Commencing on March 31, 2008 Marriott Rewards agrees to pay SkyMall [**] for each [**] has conducted investigation or research to find for the Marriott Rewards Member a novel or unique Merchandise, not previously researched by SkyMall [**]."

3. Full Force and Effect. Except as expressly amended by this Amendment, the Promotional Agreement will remain in full force and effect, and, as amended by this Amendment, is hereby acknowledged, confirmed and ratified in all respects by the Parties.

4. Miscellaneous. Except as specifically provided in this Agreement, all other terms and conditions of the Promotional Agreement will by unaffected by this Amendment and will remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year set forth above.

SKYMALL VENTURES, INC. By: /s/ Marie Foster Name: Marie Foster Title: General Manager	MARRIOTT REWARDS, LLC By: /s/ E.R. French Name: E.R. French Title: SVP, Marriott Rewards

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.